Exhibit 99.1

Aeluma Announces Fourth Quarter and Full Fiscal Year 2025 Financial Results

Momentum Building with New Contracts, Record Revenue, and Growing Interest Across Multiple Markets

GOLETA, CA – September 9, 2025 – Aeluma, Inc. (NASDAQ: ALMU) (“Aeluma” or the “Company”), a transformative semiconductor company specializing in high-performance and scalable technologies, today reported financial results for its fourth quarter and full fiscal year ended June 30, 2025.

Management Commentary

“Throughout fiscal year 2025, we continued to build momentum with increased manufacturing readiness, commercialization traction, and elevated market visibility following our Nasdaq uplist,” said Jonathan Klamkin, Ph.D., Founder and CEO of Aeluma. “Our transformative semiconductor technology uniquely positions us to address critical needs in several fast-growing market verticals, including AI infrastructure, defense and aerospace, mobile and consumer electronics, and quantum computing. Our compelling customer value proposition is supported by a robust IP portfolio, domestic semiconductor capability, strategic R&D contracts, and a scalable, capital-light manufacturing model. With a strong balance sheet and positive trends in our target verticals, we believe that fiscal 2026 will be a year of significant progress executing our go-to-market strategy and creating long-term value for shareholders.”

Recent Company Highlights

●	New Contracts: Secured six R&D contracts in fiscal year 2025 including two in the fourth quarter.

●	Recently Announced Wins:

○	NASA: Integration of nonlinear optical materials in silicon photonics for entangled photon sources in quantum computing and communication systems.

○	U.S. Navy: Two contracts: one for low size, weight, and power imaging sensors for next-generation submarine systems; another for high-speed photodetectors for optical interconnects applicable to aerospace platforms, high-performance computing, and AI infrastructure.

○	Department of Energy: Low-cost photodetector sensors applicable to mobile and consumer electronics, AR/VR, industrial, and robotics.

●	Manufacturing Breakthrough: Unveiled a manufacturing breakthrough, in collaboration with Thorlabs, applicable to quantum computing and communication systems.

●	Strong Financial Position: Closed FY2025 with $15.7 million in cash and no debt.

●	Inclusion in Two New Indices: Added to the broad-market Russell 3000® Index, effective June 30, 2025, and to the MSCI Global Micro Cap Index, effective August 26, 2025.

●	CFO Appointment: Appointed industry veteran Christopher Stewart as CFO effective August 4, 2025. Mr. Stewart brings more than 20 years of financial leadership experience at high-growth technology companies.

Fiscal Q4 2025 Financial Results

●	Revenue was $1.3 million compared to $279 thousand in the fourth quarter of 2024, and $1.3 million in the third quarter of 2025. Revenue in the quarter was primarily from R&D contracts.

●	GAAP net loss was $859 thousand, or ($0.05) per basic and diluted share, compared to a net loss of $988 thousand, or ($0.08) per basic and diluted share, for the same period last year and net income of $1.5 million, or $0.12 and $0.11, respectively, per basic and diluted share, in the prior quarter.

●	GAAP net income decreased from the prior quarter primarily due to a $2.6 million non-cash gain in fair value of derivative liabilities recorded in the quarter ended March 31, 2025.

●	Adjusted EBITDA loss was $113 thousand, compared to a loss of $718 thousand in the same period last year, and a gain of $109 thousand in the prior quarter.

Full Year 2025 Financial Results

●	Full year revenue was $4.7 million, compared to $919 thousand in the prior year. 2025 revenue was primarily from R&D contracts.

●	GAAP net loss was $3.0 million, or ($0.23) per basic and diluted share, compared to a net loss of $4.6 million, or ($0.37) per basic and diluted share, for the prior year.

●	Adjusted EBITDA was $186 thousand, compared to a loss of $3.5 million in the prior year.

●	GAAP and non-GAAP net loss, and adjusted EBITDA all improved year over year primarily due to increased revenue from R&D contracts.

●	Cash and cash equivalents totaled $15.7 million at June 30, 2025, compared to $1.3 million as of June 30, 2024.

Fiscal Year 2026 Guidance and Strategic Priorities

For the full fiscal year of 2026, Aeluma currently expects revenue in a range of $4.0 million to $6.0 million. The Company’s strategic priorities for 2026 include:

●	New Contract Wins: Three to seven new development contracts, which will provide non-dilutive funding for R&D investments and the growth of partnership opportunities.

●	Team Expansion: Addition of a business development and go-to-market team, expanded technical leadership and staff, as well as an expansion of our operations team.

●	Enhanced Manufacturing Readiness: Higher levels of outsourced wafer manufacturing productivity, expanded test and validation capabilities, technology qualification for targeted industries, and expanded supply chain partnerships.

●	Go-to-Market Traction: Continued progress on opportunities in targeted commercial markets and increasing the number of customer engagements in the pipeline.

Conference Call and Webcast

Aeluma will host a conference call at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on September 9, 2025, to discuss the Company’s financial results and business outlook. Interested participants may access the conference the call by dialing (877) 317-6789 (domestic) or (412) 317-6789 (international) and referencing “Aeluma.”

A live webcast of the call will be available on the “Investors” section of Aeluma’s website and can also be accessed by clicking here. A replay of the conference call will be available on Aeluma’s website shortly after the call concludes.

Note about Non-GAAP Financial Measures

This press release includes and makes reference to certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Aeluma believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Aeluma believes that these non-GAAP financial measures provide additional insight into Aeluma's ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate Aeluma's results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation, depreciation and amortization.

This press release includes non-GAAP financial measures, including:

●	Non-GAAP net income (loss), which is defined as GAAP net income (loss) plus stock-based compensation expenses, amortization of discount on convertible notes, and changes in fair value of derivative liabilities; and

●	Adjusted EBITDA, defined as non-GAAP net income (loss) plus depreciation and amortization expenses, less interest income.

A reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this press release.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company's expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on the Company's current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

About Aeluma, Inc.

Aeluma (NASDAQ: ALMU) is a transformative semiconductor company specializing in high-performance photonic and electronic technologies that scale. The company’s proprietary platform combines compound semiconductors with scalable manufacturing used for mass market microelectronics to enable volume production and large-scale integration. Applications for Aeluma’s technology include mobile, AI, defense and aerospace, robotics, automotive, AR/VR, and quantum. Headquartered in Goleta, California, Aeluma operates state-of-the-art R&D and manufacturing capabilities for semiconductor wafer production, quick-turn chip fabrication, rapid prototyping, test and validation. Aeluma also partners with production-scale fabrication foundries, packaging, and integration companies. For more information, visit www.aeluma.com.

Company:

Aeluma, Inc.

(805) 351-2707

info@aeluma.com

Investor Contact:

Financial Profiles, Inc.

Tony Rossi

(310) 622-8221

Jeff Haas

(310) 622-8240

ir@aeluma.com

Aeluma, Inc. and Subsidiary

Consolidated Balance Sheets

($ in thousands)	June 30, 2025	March 31, 2025 (unaudited)	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$3,628	$3,866	$1,291
Certificate of deposit	12,112	12,000	-
Accounts receivable	962	1,143	60
Deferred compensation	-	3	20
Prepaids and other current assets	633	214	22
Total current assets	17,335	17,226	1,393
Property and equipment:
Equipment	1,692	1,617	1,531
Leasehold improvements	547	547	547
Accumulated depreciation	(1,021)	(914)	(609)
Property and equipment, net	1,218	1,250	1,469
Intangible assets	4	5	7
Right of use asset - operating	836	868	962
Other assets	13	13	13
Total assets	$19,406	$19,362	$3,844

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$361	$173	$317
Accrued expenses and other current liabilities	206	217	181
Lease liability - operating, current portion	138	136	129
Total current liabilities	705	526	627
Lease liability - operating, long-term portion	803	839	941
Total liabilities	1,508	1,365	1,568
Commitments and contingencies	-	-	-
Stockholders’ equity:
Preferred stock	-	-	-
Common stock	2	2	1
Additional paid-in capital	34,542	33,783	15,899
Accumulated deficit	(16,646)	(15,788)	(13,624)
Total stockholders’ equity	17,898	17,997	2,276
Total liabilities and stockholders’ equity	$19,406	$19,362	$3,844

Aeluma, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months Ended (unaudited)			Twelve Months Ended
($ in thousands, except per share data)	June 30, 2025	March 31, 2025(1)	June 30, 2024	June 30, 2025(1)	June 30, 2024
Revenue	$1,317	$1,255	$279	$4,665	$919
Operating expenses:
Cost of goods sold	779	311	234	1,884	619
Research and development	165	471	400	1,295	2,507
General and administrative	1,342	1,305	634	3,628	2,356
Total operating expenses	2,286	2,087	1,268	6,807	5,482
Loss from operations	(969)	(832)	(989)	(2,142)	(4,563)
Other income (expense):
Interest income	110	3	1	113	1
Amortization of discount on convertible notes	-	(287)	-	(715)	-
Changes in fair value of derivative liabilities	-	2,577	-	(278)	-
Total other income (expense), net	110	2,293	1	(880)	1
Income (loss) before income tax expense	(859)	1,461	(988)	(3,022)	(4,562)
Income tax expense	-	-	-	-	-
Net income (loss)	$(859)	$1,461	$(988)	$(3,022)	$(4,562)
Net income (loss) per share:
Basic	$(0.05)	$0.12	$(0.08)	$(0.23)	$(0.37)
Diluted	$(0.05)	$0.11	$(0.08)	$(0.23)	$(0.37)
Weighted average common shares outstanding:
Basic	15,824,222	12,472,061	12,178,424	13,168,345	12,298,355
Diluted	15,824,222	13,206,919	12,178,424	13,168,345	12,298,355

Book value per share	$1.13	$1.44	$0.19	$1.13	$0.19

(1)	Certain prior period amounts within the operating expense section have been reclassified to conform to the current period presentation.

Aeluma, Inc. and Subsidiary

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

	Three Months Ended			Twelve Months Ended
($ in thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
GAAP net income (loss)	$(859)	$1,461	$(988)	$(3,022)	$(4,562)
Non-GAAP adjustments:
Stock-based compensation - stock option	744	833	164	1,893	732
Consulting and advisory - restricted stock award	3	3	7	20	33
Amortization of discount on convertible notes	-	287	-	715	-
Changes in fair value of derivative liabilities	-	(2,577)	-	278	-
Total adjustments to GAAP net income (loss)	747	(1,454)	171	2,906	765
Non-GAAP net income (loss)	$(112)	$7	$(817)	$(116)	$(3,797)
Depreciation & amortization	109	105	100	415	311
Interest income	(110)	(3)	(1)	(113)	(1)
Adjusted EBITDA	$(113)	$109	$(718)	$186	$(3,487)

GAAP net income (loss) per share - basic	$(0.05)	$0.12	$(0.08)	$(0.23)	$(0.37)
Non-GAAP adjustments	0.04	(0.12)	0.01	0.22	0.06
Non-GAAP net income (loss) per share - basic	$(0.01)	$-	$(0.07)	$(0.01)	$(0.31)

GAAP net income (loss) per share - diluted	$(0.05)	$0.11	$(0.08)	$(0.23)	$(0.37)
Non-GAAP adjustments	0.04	(0.11)	0.01	0.22	0.06
Non-GAAP net income (loss) per share - diluted	$(0.01)	$-	$(0.07)	$(0.01)	$(0.31)

Aeluma, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Twelve Months Ended June 30,
($ in thousands)	2025	2024
Operating activities:
Net loss	$(3,022)	$(4,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred compensation	20	33
Stock-based compensation expense	1,893	732
Depreciation and amortization expense	415	311
Amortization of discount on convertible notes	715	-
Changes in fair value of derivative liabilities	278	-
Changes in operating assets and liabilities:
Accounts receivable	(902)	129
Prepaids and other current assets	(611)	(2)
Accounts payable	44	(144)
Accrued expenses and other current liabilities	22	48
Net cash used in operating activities	(1,148)	(3,455)
Investing activities:
Purchase of equipment	(161)	(322)
Net cash used in investing activities	(161)	(322)
Financing activities:
Repurchase of common stock	-	(4)
Proceed from stock option exercise	25	-
Proceeds from convertible notes issuance	3,145	-
Proceeds from Public Offering, net of costs	12,588	-
Net cash provided by (used in) financing activities	15,758	(4)
Net change in cash and cash equivalents, and certificate of deposit	14,449	(3,781)
Cash and cash equivalents, and certificate of deposit, beginning of period	1,291	5,072
Cash and cash equivalents, and certificate of deposit, end of period	$15,740	$1,291